SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Date of report)	December 30, 2004
(Date of earliest event reported)	December 30, 2004

ONEOK, Inc.

(Exact name of registrant as specified in its charter)

Oklahoma	001-13643	73-1520922
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 West Fifth Street; Tulsa, OK

(Address of principal executive offices)

74103

(Zip code)

(918) 588-7000

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

[] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

ONEOK, Inc. (the Company) will present at an investor seminar co-hosted by Berenson & Company and Williams Capital Group in Boston on Thursday, January 6, 2005, beginning at approximately 11:30 a.m. Eastern Time.

The presentation will be conducted by D. Lamar Miller, Senior Vice President -- Financial Services and Treasurer of the Company. The slide presentation will be accessible on January 6, 2005, at www.oneok.com.

Item 9.01	Financial Statements and Exhibits
Exhibit
99.1 Press release issued by ONEOK, Inc. dated December 30, 2004.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ONEOK, Inc.

Date:	December 30, 2004	By:	/s/ Jim Kneale
Jim Kneale
Executive Vice President -- Finance and Administration
and Chief Financial Officer
(Principal Financial Officer)

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Exhibit 99.1
[ONEOK Logo]	News

December 30, 2004	Analyst Contact: Weldon Watson
918-588-7158
Rhonda Shiflet
918-588-7137

ONEOK to present at investor seminar

Tulsa, Okla. -- ONEOK, Inc. (NYSE:OKE) will present at an investor seminar co-hosted by Berenson & Company and Williams Capital Group in Boston on Thursday, January 6, 2005, beginning at approximately 11:30 a.m. Eastern Time.

The presentation will be conducted by D. Lamar Miller, senior vice president -- Financial Services and treasurer of ONEOK. The slide presentation will be accessible on January 6, 2005, at www.oneok.com.

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ONEOK, Inc. (NYSE: OKE) is a diversified energy company involved in oil and gas production, natural gas processing, gathering, storage and transmission in the mid-continent region of the United States. The company's energy services operation focuses primarily on marketing natural gas and related services throughout the United States. The company is the largest natural gas distributor in Kansas and Oklahoma, and the third largest in Texas, serving almost 2 million customers. ONEOK is the majority general partner of Northern Border Partners L.P. (NYSE:NBP), one of the largest publicly-traded limited partnerships. Northern Border acquires, owns and manages pipelines and other midstream energy assets and is a leading transporter of natural gas imported from Canada into the United States.

For information about ONEOK, Inc. visit the Web site: www.oneok.com.

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